Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
Georgian Gas Sales Agreement Signed
March 3, 2006 — New York, USA — CanArgo Energy Corporation (“CanArgo”) (OSE:CNR, AMEX:CNR) today announced that its 100% owned subsidiary, CanArgo (Nazvrevi) Ltd (“CNL”), has signed a Memorandum of Understanding (“MOU”) which includes the terms of a take-or-pay natural gas supply contract with the Ministry of Energy of Georgia relating to gas sales from the Kumisi gas prospect near Tbilisi, Georgia, (“Kumisi”). The MOU will become effective subject to final regulatory approval.
This MOU provides the commercial basis for CNL to move forward with the appraisal of Kumisi and, based on this, CNL plans to spud a well on Kumisi between May and December of this year.
The MOU contains the terms of a take-or-pay gas supply contract with the Georgian State, secured against appropriate bank guarantees, in which CNL will supply gas from Kumisi based on a pricing formula under which gas is initially supplied at a Contract Price of US$55 per thousand cubic metres (US$1.56 per thousand cubic feet), increasing to US$80 per thousand cubic metres (US$2.28 per thousand cubic feet) by the tenth contract year, after which escalation will be based on European Union heavy fuel oil price changes.
The gas supply contract is for the entire field life. However, after the tenth year, CNL has the option of selling to third parties if the price obtained is 10% above the Contract Price at that time.
The Kumisi prospect is located approximately 15 km (9 miles) south of Tbilisi. The WR16 well, drilled in Soviet times, is reported to have tested gas condensate from what is interpreted as the gas-water contact in the Cretaceous/Palaeocene horizon. This well was tested and produced gas plus water at a rate of approximately 3,500 barrels per day and is interpreted to have tested the down-dip extent of the Kumisi gas deposit. Additional seismic data has been acquired by CNL over this structure showing a significant up-dip prospect and the location for the Kumisi #1 well has been identified. The prospect is of very significant size with the principal risk being closure on the structure.
The MOU was signed in the presence of Zurab Nogaideli, the Prime Minister of Georgia, at the “Invest in Georgia” Forum held in New York City. Following the signing, Dr David Robson, Chairman, President and CEO of CanArgo commented, “I am extremely pleased to have signed this Memorandum of Understanding with the

Ministry of Energy of Georgia. This contract gives us the commercial security to move ahead with the Kumisi gas prospect which we believe has very good potential to satisfy a large proportion of Georgia’s future gas demands.”
The Minister of Energy for Georgia, Nika Gilauri, commented “We are very happy to have executed this gas purchase agreement and we are looking forward to further mutual co-operation with CanArgo. Georgia needs to develop its domestic gas resources to reduce dependence on imports and success in this project will go some way to achieving this.”
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and in Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
CANARGO ENERGY CORPORATION
Julian Hammond, Investor Relations Manager
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com
NORWAY
Regina Jarstein
Gambit H&K AS
Tel: +47 (22) 048206
USA
Michael Wachs
CEOcast.com
Tel: +1 212 732 4300